U.S. Securities and Exchange Commission

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): December 13, 2000



                           VIVA GAMING & RESORTS INC.
             (Exact name of Registrant as specified in its charter)


          FLORIDA                     000-29443                   65-0873132
(State or other jurisdiction         Commission               (I.R.S. Employer
      of incorporation)               File No.               Identification No.)



 2700 West Sahara Avenue, Third Floor, Las Vegas Nevada             89102
 (Address of principal executive offices)                         (Zip Code)

 Registrant's telephone number, including area code  (702) 262-6477

 3753 Howard Hughes Parkway, Las Vegas, NV  89109
 (Former address and former fiscal year end, if changed since last report)




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ITEM 2. Acquisition or Disposition of Assets

       On December 13th, we entered into an agreement with an investor whereunder, we have sold our interest in the Texas Treasure Casino Cruise including our 40% investment interest in Corpus Christi Day Cruise, LTD (Limited Partnership) (the "Texas Treasure") and our wholly owned limited liability companies Corpus Christi Day Cruise, LLC of Nevada and Corpus Christi Day Cruise Texas I, Inc. and Corpus Christi Day Cruise Concession, Inc. both Texas corporations. In addition, as part of the agreement we would be released from all management obligations regarding the Texas Treasure.

       In consideration of the transfer of its interests:

 - The buyer has issued a promissory note to the Company in the amount not to exceed $1,335,000 composed of $350,000 plus the amount of our capital account as is determined by the buyer payable over 15 months with interest of prime plus 1%. The promissory note is subject to offset to the extent the liabilities or obligations of the companies in which we are selling our interest in exceeds $866,000 as at November 26, 2000.

 - The buyer has assumed our obligation to replace the irrevocable standby letter of credit in favor of the owner of the M/V Texas Treasure in the amount of $1,500,000.

 - The buyer has assumed our obligations for additional capital required by the Texas Treasure.

- The buyer has released us from any conversion options contemplated in the buyers' original investment in the Texas Treasure.

       The consideration to be paid was determined through negotiation at arms length with the buyer. The buyer is an investor who held or represents the owner(s) of an approximate 40% interest in the Texas Treasure.


ITEM 7. Financial Statements, Pro Forma Financial Information

(a)    Not Applicable

(b)    Not Applicable

(c)    Exhibits          Description of Documents

          10.1           Agreement for Sale





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                        Viva Gaming & Resorts Inc.
                                               (Registrant)




                                        Date: DECEMBER 27, 2000
                                              ----------------------------------

                                        By  Robert Sim
                                           -------------------------------------
                                            (Robert Sim, Chairman of the Board)